Exhibit 10.1

[English Translation]

Equity Transfer Agreement

Transferor: Beijing China Broadband Network Technology Co., Ltd. –Party A
Transferee: Shandong Broadcast Network –Party B

Party A and Party B agree the following articles pursuant to which Party A agreed to sell its 51% of the registered capital (equal to RMB40,800,000) in Jinan Guangdian Jiahe Broadband Co., Ltd (the “Company”) to Party B .

1.	Transfer target
i.	Party A agrees to transfer its 51% of the registered capital (equal to RMB40,800,000) of the Company to Party B. Party B agrees to accept the equity in the Company.
ii.	The equity that Party A agrees to sell and which Party B agrees to purchase includes all the associated rights and interests. The equity is not subject to any of (and not limited to) the following: lien, collateral, pledge, or any third party’s claim of rights and interests.
2.	Transfer price and payment method
Party A agrees to transfer the equity to Party B for RMB 29,000,000 based on the terms provided in this agreement. Party B agrees to purchase  the equity with the proposed price, and pay 0% within 15 days from the date when this agreement  becomes  effective, and pay the remaining balance of the purchase price within 150 days from the date when the business license is being amended with the governing bureau of the State Administration of Industry and Commerce (SAIC).
3.	Party A’s Responsibilities
i.	Party A is the sole owner of the equity to be transferred to Party B as provided in article 1 of this agreement.
ii.	Party A has fulfilled its obligation and made the contribution of its share of the registered capital as a shareholder of the Company. Party A guarantees that there is no false capital contribution or illegal withdrawal of the contributed capital.
iii.	From the date when this agreement becomes effective, Party A withdraws from the Company, and will not involve in the Company’s distribution of assets and profits.
4.	Party B’s Responsibilities
i.	Party B’s liability to the Company is limited to its capital contribution.
ii.	Party B acknowledges and implements the revised articles of association of the Company.
iii.	Party B guarantees to pay the purchase price in accordance with the payment method provided in article 2 of this Agreement.
5.	Taxes Related to the Equity Transfer
Party A and Party B agree to be responsible, respectively, for the taxes associated to the transfer of the equity in according to the laws and regulations.

6.	Shareholders’ rights and obligations, including company profit and loss (credit and debit)
i.	From the date when this Agreement becomes effective, Party B performs the rights and obligations as a shareholder. If necessary, Party A shall assist Party B to perform rights and obligations, including signing relevant documents under the name of Party A.
ii.	From the date when this agreement becomes effective, Party B shares the profits, losses and risks in proportion to the percentage of equity it owns.
7.	Responsibility for violation
i.	If either Party doesn’t perform or violates any articles in this Agreement, the default party should be responsible for all the economic loss incurred by the other party. Unless provided otherwise in the Agreement, the other party has the right to terminate the agreement and claim all the economic loss from the default party.
ii.	If Party B doesn’t make the payment based on the terms provided in Article 2 in this agreement, Party B shall pay a late payment penalty of 0.01% of the unpaid balance on a daily basis. After Party B pays the late payment penalty, as a result of Party B’s violation of the Agreement, Party A incurs the economic loss that exceeds the late payment penalty paid by Party B, or if Party A incurs other damage, Party A has the right to claim compensation for the economic loss or damage that exceeds the late payment penalty.
8.	Dispute Resolution
All disputes should be discussed and negotiated in a friendly manner between the two parties. If the parties are unable to reach agreement, either party has the right to file a litigation with People’s Court that has the jurisdiction over the dispute.
9.	Terms effect and miscellaneous
i.	This agreement is in effect on the date when both Party A and Party B sign and stamp on it.
ii.	When this agreement is in effect, Party A and Party B should corporate with amending the Company’s articles of association, shareholder record, and capital contribution records, and assist the Company to conduct with changes in the registration with the SAIC.
iii.	This agreement has four original sets. Party A, Party B, the Company and the SAIC each keeps an original agreement with equal legal effect.

Transferor:  Beijing China Broadband Network Technology Co., Ltd.

Transferee: Shandong Broadcast Network

May 20, 2013